Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Otis Worldwide Corporation
(Exact Name of Registrant as Specified in its Charter)

Highland Holdings S.à r.l.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Otis Worldwide Corporation(1)
Fees to be Paid	Equity	Common Stock	Rules 456(b) and 457(r)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Debt	Debt Securities	Rules 456(b) and 457(r)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Equity	Preferred Stock	Rules 456(b) and 457(r)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Other	Units	Rules 456(b) and 457(r)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Other	Warrants	Rules 456(b) and 457(r)	(3)	(3)	(3)	(3)	(3)
Fees to be Paid	Other	Guarantees of Debt Securities of Highland Holdings S.à r.l.	Rules 456(b) and 457(r)	(4)	N/A	N/A	N/A	(4)
Highland Holdings S.à r.l.(2)
Fees to be Paid	Debt	Debt Securities	Rules 456(b) and 457(r)	(3)	(3)	(3)		(3)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							(3)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(3)

(1)
The securities of each class may be offered and sold by Otis Worldwide Corporation (“Otis”) or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.  The selling securityholders may purchase the securities directly from Otis, or from one or more underwriters, dealers or agents.

(2)	Debt securities may be offered and sold by Highland Holdings S.à r.l. (“Highland”) from time to time.

(3)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices, as well as securities or shares as may be issuable as a result of stock splits, stock dividends or similar transactions.  Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.  In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee and will pay the registration fee subsequently in advance or on a pay-as-you-go basis.

(4)
Otis will fully and unconditionally guarantee the obligations of Highland under its debt securities. No separate consideration will be paid in respect of any such guarantees. Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to the guarantees of the debt securities.